Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
June 9, 2008	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

(TAMPA, Fla.) — Walter Industries, Inc. (NYSE: WLT) announced today that it has commenced an offering of 2,800,000 shares of its common stock. The Company also expects to grant to the underwriters of this offering an option to purchase up to an additional 420,000 shares, within 30 days after the date hereof. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the net proceeds from this offering (including any shares sold pursuant to the underwriters’ option to purchase additional securities), after deducting underwriting discounts and offering expenses, to (1) repay approximately $70.9 million of the term loan outstanding under the Company’s 2005 Credit Agreement ($80.4 million if the underwriters’ option to purchase additional securities is exercised in full) and (2) repay approximately $181.5 million of revolving credit facility borrowings under the Company’s 2005 Credit Agreement ($209.9 million if the underwriters’ option to purchase additional securities is exercised in full).  In connection with this offering, the revolving credit commitments under the Company’s 2005 Credit Agreement will be reduced from $475.0 million to approximately $384.3 million ($370.1 million if the underwriters’ option to purchase additional securities is exercised in full).  After giving effect to the completion of the offering, we would have $88.5 million of outstanding borrowings under the revolving credit facility ($60.1 million if the underwriters’ option to purchase additional securities is exercised in full). Following completion of the offering, the Company may utilize the additional capacity under the revolving credit facility for general corporate purposes, including investments in its Natural Resources business to expand reserve capacity and pursue acquisitions and organic expansion opportunities.

The offering will be made under a shelf registration statement relating to the Company’s common stock, filed with the Securities and Exchange Commission on February 16, 2006. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

Morgan Stanley, Banc of America Securities LLC and SunTrust Robinson Humphrey are acting as joint book-running managers for the offering, with Raymond James, Morgan Keegan & Company, Inc., Avondale Partners, Brean Murray, Carret & Co. and Davenport & Company LLC acting as co-managers. The offering is being made only by means of a preliminary prospectus supplement and accompanying base prospectus, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 180

4211 W. Boy Scout Blvd.	Tampa, Florida 33607	Tel: 813.871.4811	Web site: www.walterind.com

Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649, or by e-mail at prospectus@morganstanley.com or Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment), by e-mail at dg.prospectus_distribution@bofasecurities.com or by mail to 100 West 33rd Street, New York, NY 10001 or SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road NE, Atlanta, GA 30326, (404) 926-5744.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and our assumptions and projections concerning our reserves in the Company’s mining operations; changes in customer orders; pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including our announced separation of the Financing and Homebuilding business from the Company. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including the Risk Factors described in our 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. The Company disclaims any duty to update its forward-looking statements as of any future date.

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